EXHIBIT 10.1
CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE
     This Confidential Settlement Agreement and General Release (“Agreement”) is entered into by and between MARK S. BEAUMONT (“Employee”) and MIDWAY GAMES INC. (with its subsidiaries, the “Company”).
     WHEREAS, the Company informed Employee that his employment was being terminated;
     WHEREAS, Employee wishes to receive a severance payment as full satisfaction and release of any and all claims Employee has relating to or associated with his employment with the Company;
     WHEREAS, the Company and Employee, each denying any wrongdoing or liability whatsoever, desire to sever their employment relationship in an amicable fashion and to settle all actual and potential disputes.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged:
     1. Termination. Employee’s employment with the Company shall terminate effective August 19, 2005 (the “Termination Date”).
     2. Payment to Employee. For settlement purposes only and provided this Agreement is final and irrevocable under paragraph 9 hereof, the Company agrees to continue to pay Employee his base annual salary in effect as of the Termination Date through November 19, 2006, less usual payroll deductions (consistent with paragraph 3 below, such deductions shall not include premiums for health plans), payable in normal payroll intervals. Employee acknowledges that the amount hereunder is above and beyond anything which is owed to Employee under company policy or by law. Payments will be sent to Employee by U.S. Mail to his home address commencing with the first pay period after this Agreement is final and irrevocable under paragraph 9 hereof. Employee will not accrue any vacation, credited service under any benefit plan or other benefits during the period of payments hereunder. Employee and the Company acknowledge that (i) Employee has submitted and/or intends to submit expense reports to the Company for expenses incurred in connection with his employment with the Company and that Employee shall be entitled to reimbursement of such expenses to the extent provided by Company policy or Exec-U-Care (“Reimbursements”) and (ii) Employee shall be entitled to payment for accrued vacation through the Termination Date (the “Vacation Pay”) as required by law. Employee and the Company agree that Employee’s accrued vacation as of July 8, 2005 is 145.76 hours and that Employee accrues vacation at a rate of 5.23 hours per pay period (with the first such accrual after July 8, 2005 scheduled to occur July 22, 2005).
     3. Continuation of Health Benefits. Employee is advised that provided he properly elects continuation of health insurance coverage under and pursuant to COBRA, 29 U.S.C. § 1161 et seq., he shall be solely responsible for any premiums, except that the Company will pay the premium on Employee’s behalf for standard employee medical (including dental and vision plans in which Employee is enrolled) coverage until November 30, 2006 or until Employee is re-employed (as opposed to being engaged as a contractor) elsewhere with an employer that offers a health plan, whichever is earlier. The Company will also continue Employee’s Exec-U-Care coverage until November 30, 2006, or until Employee is re-employed elsewhere with an employer that offers a health plan, whichever is earlier. Coverage provided during this period will count toward the maximum of 18 months of coverage provided under COBRA and toward any coverage provided under similar state laws. Employee will receive information on his opportunity to elect “COBRA” coverage under separate cover.
     4. General Release and Covenant Not To Sue. In consideration of the promises contained herein, the adequacy of which is hereby acknowledged, and other good and valuable consideration, Employee (on behalf of himself and his heirs, executors, administrators, successors and assigns) irrevocably and unconditionally releases and forever discharges and acquits the Company (and all its agents, officers, employees, directors, shareholders, attorneys and any affiliated or related companies, including parent companies, subsidiaries, divisions, successors and assigns) (collectively “Releasees”), from any and all claims, charges, liabilities, debts, demands, grievances and causes of action of whatsoever kind, at law or in equity, whether accrued, contingent, inchoate, known or unknown, suspected or unsuspected, or otherwise, including but not limited to claims relating to or arising out of Employee’s employment and termination of employment, claims for breach of employment contract, claims for attorneys’ fees, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and 1991, as amended, The Fair Labor Standards Act, The Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the Ralph Civil Rights Act, Cal. Labor Code §200 et seq., claims of retaliation, claims for pain and suffering and mental and emotional distress, wrongful discharge claims, severance pay claims other than those contemplated by this Agreement, accrued vacation, bonuses, salary and benefits, or other claims under any federal, state or local constitution, statute, or common law, which Employee has, had or may have against the Releasees arising from or relating to acts or omissions through the date hereof, or involving the continuing effects of any acts or omissions which occurred through the date hereof. Notwithstanding anything to the contrary herein, Employee reserves the right to apply for unemployment compensation relating to his termination of employment by the Company and the right to receive the Reimbursements and Vacation Pay.
     Employee acknowledges and agrees that the nature, materiality, extent and results of the claims compromised and released by this Agreement may not now all be known or anticipated by him. However, it is the intention of the parties hereto that this Agreement shall be effective as a bar to each and every claim, charge, liability, offset, demand, grievance, debt and cause of action that Employee may have against the Company. Employee further acknowledges and agrees that he may hereafter discover facts different from or in addition to those now known, suspected or believed to be true with respect to such claims, demands or causes of action and agrees that this release will be and remain effective in all respects notwithstanding any such differences or additional facts.

     Employee covenants and agrees not to sue, to file a charge, to make a claim or demand, to commence or maintain, or assist or otherwise participate (except, as required by law, to give testimony), in any action or proceeding of any kind in any court, before any government agency or in any other forum, or to accept any money, benefit, or other relief from any proceeding which would be precluded by this release, whether brought directly by Employee or brought by any other person, agency or entity, and agrees to indemnify the Company against all liability, costs and expenses and attorney’s fees in the event he breaches this release and covenant not to sue.
     5. Waiver of Section 1542. In granting the general release as set forth in paragraph 4 above, Employee expressly waives all rights under Section 1542 of the California Civil Code, which he has read and fully understands. It reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Employee understands that by waiving rights under California Civil Code §1542 he is forever relinquishing the right to seek redress from the Company for any injury or damages which are unknown to him at the present time.
     6. Non–Interference With Other Employees. Until November 20, 2006, Employee agrees that he will not induce or attempt to induce any employees, consultants, or other personnel of the Company to terminate their relationship with the Company.
     7. Full Compensation Received. Employee acknowledges that he has previously received all accrued but unused vacation pay, all of the salary and any other compensation and benefits to which he was entitled to and including the date of his termination, and any other sums to which he is entitled by virtue of his employment with the Company, other than the Reimbursements, Vacation Pay and his compensation for the period July 24, 2005 through the Termination Date, and that the payments and insurance continuation set forth in paragraphs 2 and 3 hereof are above and beyond anything to which Employee is entitled by Company policy or applicable law.
     8. Return of Company Property. Employee will on or prior to the Termination Date return all keys, key cards, identification badges, records, papers, files, blueprints, documents, computers, computer disks, software, data stored on any computer or other storage device, and other materials or property belonging to the Company or its employees to the Company, other than the Company laptop computer presently in Employee’s possession (from which all information relating to the Company or its business shall be irretrievably deleted on or before the Termination Date), which shall become the Employee’s personal property on the Termination Date. The Company acknowledges that Employee shall continue after the Termination Date to use the cellular telephone number presently assigned to his Company cellular telephone (although such telephone will be returned to the Company). Notwithstanding anything set forth herein to the contrary, no severance or other payments will be paid to Employee by the Company until all such items have been returned.
     9. Notice of Employee Rights; Effective Date. Employee has been advised (a) that he has up to twenty-one (21) days to consider this Agreement; (b) that the Agreement does not take effect until seven (7) days after signing and may be revoked by him during that time period; (c) to consult an attorney before signing this Agreement; and (d) that the Employee does not waive rights or claims that may arise after the date the waiver is executed. This Agreement will be effective eight (8) days after Employee signs it, provided he has not revoked his Agreement during the seven-day revocation period. If Employee does not sign or if he timely revokes his Agreement, this Agreement will be null and void.
     10. Confidentiality. Each party agrees that the fact and terms of this Agreement are strictly confidential, and therefore, agrees that from the date of presentment to Employee of this Agreement forward until such information becomes publicly known through no fault of such party, it/he shall not disclose, permit or cause the disclosure of any information concerning this Agreement, except that (a) Employee may disclose such information to his attorney, tax preparer and immediate family members, provided they also agree to keep this Agreement and its terms confidential, and (b) the Company may disclose such information to its employees and as required by law or regulation or the rules of the New York Stock Exchange.
     11. Entire Agreement. With respect to the matters set forth herein, this Agreement represents the entire agreement between Employee and the Company and supersedes all prior agreements or understandings, if any, between the parties, except for any Inventions, Intellectual Material and Confidentiality Agreement signed by Employee or any agreement relating to rights in intellectual property or proprietary rights and/or the confidential information and/or trade secrets of the Company or any agreement relating to competition with the Company or to the solicitation or hiring of the employees of the Company, the provisions of which Employee acknowledges are designed to survive the termination of his employment. Employee acknowledges that except for the explicit provisions of this Agreement, no promises or representations of any kind have been made to Employee by the Company, its attorneys or any of the Releasees, to induce him to enter into this Agreement. No modification of this Agreement can be made except in writing and signed by Employee and an authorized representative of the Company.
     12. Choice of Law; Savings Provision. This Agreement shall be governed, interpreted and construed under the laws of the State of Illinois without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of the Company, be litigated in any state or federal court of competent subject matter jurisdiction sitting in Illinois, to the jurisdiction of which and venue in which Employee irrevocably consents. If any provision of this Agreement shall be invalidated or refused enforcement by any court of competent jurisdiction, the provisions not invalidated or refused enforcement shall remain in full force and effect.
     13. Attorney’s Fees. Employee waives his right, if any, to attorney’s fees. The Company will pay all expenses incurred by it, and Employee will bear all expenses incurred by him, in the negotiation and preparation of this Agreement. However, in the event of litigation or arbitration between the parties arising out of or relating to this Agreement, the prevailing party will be entitled to recover court or arbitration costs and reasonable fees of attorneys, accountants and expert witnesses incurred by such a party in connection with the action or arbitration.
     14. Non–Disparagement Pledge. The parties agree that it would be counterproductive and undesirable for either to communicate in a derogatory manner to third parties about one another, and each party pledges not do so, unless required by law. The Company will refer all inquiries from prospective employers concerning Employee to the Company’s Chief Executive Officer or Vice President – Human Resources. Employee will not allege or claim that he was discriminated against or otherwise mistreated by the Company in any manner.
     15. For Settlement Only. This Agreement is entered into for settlement purposes only and represents the compromise of disputed claims, actual or potential, which Employee has or may believe he has. Neither this Agreement, the decision to enter into this Agreement, nor anything done pursuant to this Agreement shall be construed to be an admission or evidence of any wrongdoing or liability by the Company, such wrongdoing and liability being expressly denied. Nor will this Agreement, its existence or its terms be admissible in any proceeding other than a proceeding to enforce the terms of this Agreement or as an affirmative defense to any attempt to breach it. It is understood that the separation pay provided pursuant to this Agreement is for purposes of amicably severing the employment relationship and forever resolving any disputed claims, actual or potential, which Employee has or may believe he has.
     16. Representations & Warranties By All Parties. Each of the parties represents and warrants, as to himself, herself or itself that (a) he, she or it has the capacity, full power and authority to enter into this Agreement, (b) the individual signing on behalf of the corporate party is authorized to do so, (c) he, she or it has not assigned, encumbered or in any manner transferred all or any portion of the claims covered by this Agreement, (d) there are no other charges, complaints, suits, arbitrations or other claims or proceedings pending between the parties in any court, before any agency, or in any forum, and (e) no other person, party or corporation has any right, title or interest in any of the claims covered by this Agreement.
     17. Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.
     18. Knowing and Voluntary Signing of Binding Contract. Employee represents and warrants that he has read this Agreement and understands all of its terms and executes this Agreement voluntarily and without duress or undue influence, and with full knowledge of its significance, intending to be legally bound. Employee acknowledges that by signing this Agreement, subject to the limited right to revoke in paragraph 9, he is GIVING UP ALL CLAIMS AGAINST the Company and Releasees.
     19. Opportunity To Consult Advisors. Both Employee and the Company have had reasonable opportunity to consult with attorneys or other advisors of their own choosing before executing this Agreement.
     20. Counterparts. This Agreement may be executed in counterparts, each of which may be signed separately and may be enforceable as an original, but all of which together shall constitute but one agreement.
     21. Variation of Pronouns. All pronouns and variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of persons may require.

     22. Notices. Any notice to be given under this Agreement shall be in writing and deemed to have been duly given (i) by its delivery personally or by overnight courier or (ii) five days after its being mailed, registered or certified, addressed as follows:

to Employee:	Mark S. Beaumont
1494 Via Campo Aureo
San Jose, California 9120

to the Company:	General Counsel Midway Games Inc. 2704 W. Roscoe Street Chicago, Illinois 60618
or such other address as either party may designate by notice given as aforesaid.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by affixing their signatures and the date of execution where indicated below.

MIDWAY GAMES INC.		EMPLOYEE

By:	/s/ Deborah K. Fulton	By:	/s/ Mark S. Beaumont

MARK S. BEAUMONT
Its:	Senior Vice President, Secretary and General Counsel

Dated:	July 28, 2005	Dated:	July 28, 2005